Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Samfine Creation Holdings Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0000625 per share(3)	Rule 457(o)	2,300,000	$5.00	$11,500,000	0.0001476	$1,697.40
Equity	Ordinary Shares, par value $0.0000625 per share(4)	Rule 457(o)	2,000,000	$5.00	$10,000,000	0.0001476	$1,476.00
Equity	Underwriter’s warrants(5)	Rule 457(g)	–	–	–	–	–
Equity	Ordinary Shares underlying the underwriter’s warrants	Rule 457(o)	–	–	–	–	–
Total Offering Amounts					$21,500,000		$3,173.40
Total Fees Previously Paid							$3,447.50
Net Fee Due							$0

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby an indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	Includes (a) 2,000,000 Ordinary Shares; and (b) up to 15% of the total number of Ordinary Shares to be offered by us pursuant to this offering that may be purchased by the underwriter pursuant to its over-allotment option to purchase additional shares.

(4)	Reflects the resale by the selling shareholders set forth herein of up to 2,000,000 Ordinary Shares

(5)	No fee required pursuant to Rule 457(g) of the Securities Act.